Exhibit 10.8

LIFELOC TECHNOLOGIES, INC.
REPRESENTATION AGREEMENT
INDEPENDENT MANUFACTURER’S REPRESENTATIVE

This agreement (the Agreement) dated:              February 2, 2009          , by and between
(full name):                    Crossco Manufacturers Representatives, Inc.
d/b/a         Crossco                                                                                  (the Representative),
a (check one) Corporation        X       Partnership ___ Proprietorship ___ Individual ___
having its place of business at:  440 Nibus Street, Brea, California 92821 and Lifeloc Technologies, Inc. (the Company) having its place of business at 12441 West 49th Avenue #4,
Wheat Ridge, Colorado 80033

Whereas:

Lifeloc Technologies manufactures a proprietary line of breath alcohol testing equipment and related accessories and wishes to engage the Representative as an independent contractor to sell the Company’s Portable Breath Alcohol Testing instruments into Law Enforcement and/or Schools applications.

Representative agrees to sell Lifeloc Technologies products according to the terms and conditions contained in this agreement in the territory as defined from time to time.  Initial territory assigned is the states of:        Arizona, California, Nevada, Oregon, Washington, Utah, Idaho, Wyoming, Montana, New Mexico, Colorado, Alaska, and Hawaii.

The parties agree as follows,

I.           The Representative agrees that at all times it shall:

a)
Use its best efforts to professionally promote, market, and sell Lifeloc products to end-user law enforcement agencies.  Represent Lifeloc at local and regional trade shows throughout the territory, affording Lifeloc personnel the opportunity to work cooperatively at those shows on a case by case basis.

b)	Maintain mutually acceptable sales volume reasonably representative of market potential.
c)
Maintain truth and accuracy in advertising, websites, literature, and sales presentations.  Consult with Lifeloc for technical and marketing information and advice as necessary and to ensure accuracy and consistency.

d)	Provide a professional level of customer service to end-users.
e)
Ensure that all sales representatives participate in Representative training provided by Lifeloc, and otherwise stay completely informed of Lifeloc’s products, policies, and applicable alcohol testing regulations and practices.

f)
Sell and promote the FC10, FC10Plus and FC20 models.  Refer prospective sales for the EV30, the Phoenix and Phoenix 6.0, and other products related to workplace evidential testing, to Lifeloc for end-user evaluation by Lifeloc and handling of the sale per applicable policies, laws, and regulations.

g)
Utilize current demonstration unit(s) in adequate recommended quantities for sales and training purposes, and maintain that equipment in excellent and presentable condition at all times.  Generally, it is required that each salesperson in Representative’s organization will have ready access to demonstration equipment at all times.  If units are lost or damaged, Representative will pay for replacement equipment.

h)	Abide by Lifeloc’s sales and training policies.
i)	Not represent themselves as employees of Lifeloc Technologies or to sign any agreement or contract in the name of Lifeloc.
j)
At all times maintain the confidentiality of the company’s proprietary information and integrity of its trademarks.  Abide by specific quality and use guidelines for trademarks.  Lifeloc has the right to approve of any use of its marks in any public media.  The distributor agrees that any use of the mark inures to the benefit of Lifeloc, and not to use or apply for registration of any trademark that has a likelihood of confusion with any Lifeloc mark.

k)
In consideration of Lifeloc’s development of prospective new business and promotional assistance, and the intent to share confidential marketing strategies and proprietary customer information for the benefit of both parties, Distributor agrees to represent Lifeloc Products to the exclusion of directly-competitive products; unless Lifeloc has been notified and expressly agreed-to their representation.

II.           The Company agrees that at all times it shall:

a)
Support the sales efforts of the Representative by providing sales leads from the assigned territories, marketing support, timely shipments, technical advice, training, and active communications regarding pricing, product specifications, sales programs, and deliveries.

b)	Supply to Representative brochures, exhibit displays, information and materials Lifeloc deems useful for the promotion of the Products.
c)	Provide warranty and service support for equipment sold.
d)	Provide 30 days advance notice of price increases or product line changes.
e)	Pay commissions to the Representative according to Addendum I attached.
f)
During the term of this agreement, Lifeloc will provide, maintain and repair the Representative’s demonstration equipment in full working order and presentable condition at no charge to the representative, including software upgrades.  Accidental damage or loss is not included in this provision.  Lifeloc will retain ownership of the demonstration units, and its return is required at Lifeloc’s discretion or if this agreement were to be terminated for any reason.  Lifeloc will provide separate software programs and training materials to the Representative at no charge, including upgrades if or when applicable.

Term and Termination

This agreement will renew annually by agreement of both parties, subsequent to an annual review.  If not renewed, this agreement will terminate automatically on its first anniversary date.

Either party may terminate this agreement, with or without cause, for any reason whatsoever by giving the other party thirty (30) days advance notice in writing.  In the event the Representative breaches any provision of this Agreement, or ceases an active selling effort, Lifeloc Technologies may elect any one or more of the following remedies:

•	Notify Representative of the breach and allow Representative opportunity to correct the breach
•	Immediately terminate this Agreement

If Lifeloc were to terminate this agreement for any reason, it will still pay commissions on any qualified orders or any valid, deliverable orders submitted by the Representative for 30 days following termination.  If Representative were to terminate this agreement for any reason, he agrees to turn over active leads and customer lists to Lifeloc and assist in an orderly and professional transition that would not adversely affect customer relationships.

Controlling Law and Jurisdiction

This Agreement shall be deemed to have been made in the State of Colorado and shall be governed by the laws of the State of Colorado.  If a dispute arises out of or relates to this Agreement, or the breach thereof, and if the dispute cannot be settled through negotiation, the parties agree first to try in good faith to settle the dispute by mediation administered by the American Arbitration Association under its Commercial Mediation Rules before resorting to arbitration, litigation, or some other dispute resolution procedure.

Compliance with Law:

Representatives shall be solely responsible for compliance with all applicable federal, state and local laws and regulations; will keep any books and records required; and will pay any and all federal, state, city and local taxes, fines, penalties and assessments arising out of the operation of the Representative’s business.

This agreement supersedes any previous agreements, oral or written.

REPRESENTATIVE:  Crossco Manufacturers Representative, Inc.

By Richard Crossman Signature	Title: President
COMPANY: Lifeloc Technologies, Inc. By: Alan Castrodale Signature	Title: President

ADDENDUM I

Lifeloc Technologies
And
Crossco
Representative Agreement
Dated:  February 2, 2009

As part of the representative agreement, Lifeloc agrees to pay commissions on PBT sales to the Law Enforcement customers in his territory.  Lifeloc will forward sales leads from these type agencies to the Representative in his assigned territory for prompt follow-up.

Commissions will be paid in the month following shipment of the order(s) on all orders where commissions payable are $2000.00 per order or less.  For specific large orders generating commissions in excess of $2000.00, commissions will be paid in the month following receipt of agency payment for that order.

Pricing for these customer segments will be established and quoted by Lifeloc, and commissions will be paid as long as pricing quoted is coordinated with and approved by Lifeloc.

Commissions as follows:

I.           Lifeloc will pay 10% of invoiced dollars for products sold to Law Enforcement agencies (including schools) in the assigned territory.  “Products” includes PBT’s, PDT Kits, Accessories, Calibration Equipment and supplies, mouthpieces, software, and ESP’s when sold at time of equipment purchase.  In competitive situations, bid situations, or where final negotiated selling price is lower than established price levels for any reason, it may be necessary to negotiate by mutual agreement a lower commission % commensurate with Lifeloc’s granting of lower pricing and acceptance of reduced margins.

Initialed:

______________________	______________________
Lifeloc	Representative